Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS TO HOST INVESTOR DAY

ON JULY 9, 2014

RALEIGH, NC, June 25, 2014 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) will host an Investor Day on Wednesday, July 9, 2014. The meeting will be held from approximately 10:00 a.m. ET to 1:00 p.m. ET at the St. Regis Hotel located at 2 E. 55th Street, New York, NY.

Members of the Salix leadership team will provide an overview of the Company’s strategy, market opportunities for current products, potential pipeline product milestones – including a review of XIFAXAN® (rifaximin) to treat irritable bowel syndrome with diarrhea (IBS-D) – and financial outlook and drivers of future growth.

A live audio webcast of the event as well as related presentation materials will be accessible to the public on the Company’s web site at http://www.Salix.com. For those unable to join the live webcast, a replay also will be available on the Company’s website.

About XIFAXAN® (rifaximin) 550 mg tablets

Currently, Salix’s supplemental New Drug Application (sNDA) for XIFAXAN® (rifaximin) 550 mg tablets for the proposed indication of treatment of non-constipation irritable bowel syndrome (non-C IBS) and IBS-related bloating is under review at the Food and Drug Administration (FDA).

Indication:

XIFAXAN® (rifaximin) 550 mg tablets are indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients ≥ 18 years of age.

Important Safety Information about XIFAXAN 550 mg

XIFAXAN® (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Concomitant administration of drugs that are P-glycoprotein (P-gp) inhibitors with XIFAXAN can substantially increase the systemic exposure to XIFAXAN. Caution should be exercised when concomitant use of XIFAXAN and a P-gp inhibitor such as cyclosporine is needed. In patients with hepatic impairment, a potential additive effect of reduced metabolism and concomitant P-gp inhibitors may further increase the systemic exposure to XIFAXAN.

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ≥ 10% of patients and at a higher incidence than placebo in the clinical study were peripheral edema (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

Xifaxan 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

Please see complete Prescribing Information for XIFAXAN.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact Salix at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our filings with the SEC.

The statements in this press release that are not historical fact are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from current expectations. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; market acceptance and payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors. For additional information about the factors that could cause actual results to differ materially from forward-looking statements, please see Salix’s latest Form 10-Q and Form 10-K filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which speak only as of the date of this release. Except as is required by law, Salix expressly disclaims any obligation to publicly release any revisions to forward-looking statements to reflect events after the date of this release.

3